Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                      STOCKHOLDER CONTACT:
Mary Ann Susco                      Marco Acosta
(212) 850-1382                      212/850-1333
suscom@jwseligman.com               acostam@jwseligman.com

                 SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND
                      ANNOUNCES FIRST QUARTER DISTRIBUTION

NEW YORK, March 7, 2008 - The Board of Directors of Seligman LaSalle International Real Estate Fund (NYSE: SLS) today declared a first quarter distribution of $0.4375 per share, equal to 1.75% of the Fund's $25.00 initial offering price. Distributions will be paid on March 24, 2008 to Stockholders of record on March 17, 2008. The ex-dividend date is March 13, 2008. Unless they have elected otherwise, Stockholders will receive all of their distribution in additional shares.

Seligman LaSalle International Real Estate Fund is a closed-end investment company that trades on the New York Stock Exchange. Its primary investment objective is long-term capital appreciation, with current income as a secondary objective.

The Fund is sub-advised by LaSalle Investment Management (Securities) LP and LaSalle Investment Management Securities BV, (together, "LaSalle Securities"). LaSalle Securities is a leading real estate securities manager and an operationally independent subsidiary of Jones Lang LaSalle Incorporated, a leading global property services company.

The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. Closed-end funds frequently trade at a discount to their net asset values.

A portion of the Fund's distribution is expected to be a return of capital. Persons who periodically receive distribution payments consisting of a return of capital may be under the impression that they are receiving net profits on their investment when they are not. Stockholders should not assume that the source of any distributions from the Fund is net profits of the Fund.

Investments in real estate securities may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments. The Fund is a "non-diversified" fund and thus may hold fewer securities than other funds. A decline in the value of those investments would cause the Fund's overall value to decline to a greater degree than if the Fund held a more diversified portfolio.

Dividends paid by the Fund will be taxable as ordinary income. It is not expected that income dividends paid by the Fund will be eligible for the reduction in dividend tax rates set forth in the Jobs and Growth Tax Relief Reconciliation Act of 2003.

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There are specific risks associated with global investing, such as currency fluctuations, foreign taxation, differences in financial reporting practices, and rapid changes in political and economic conditions. Because of the special risks involved with investing with securities of emerging market companies, investing in such companies should be considered speculative and not appropriate for individuals who require safety of principal or stable income from their investments.

There is no guarantee that the Fund's investment goals/objectives will be met, and you could lose money.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund's most recent periodic reports and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing or sending money.

The Fund's shares do not represent a deposit in or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not insured by the FDIC, the Federal Reserve Board or any other government agency. There is no assurance that the Corporation will achieve its investment objectives and investors could lose money.

About the Fund's Investment Manager

J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, was founded in 1864. In addition to providing management and advisory services to institutional clients, the firm and its affiliates provide individuals a broad array of investment options, including the US-based Seligman Group of Funds with more than 60 portfolios. Additionally, the firm manages Tri-Continental Corporation, which is traded on the New York Stock Exchange, and a range of offshore investments available exclusively for non-US investors. J. &
W. Seligman & Co. Incorporated has an additional office in Palo Alto, California. Seligman Advisors, Inc. is the principal underwriter for the Seligman mutual funds. Seligman Services, Inc. provides client services to shareholders. Seligman Advisors, Inc. and Seligman Services, Inc. are members of the NASD and are each an affiliate of J. & W. Seligman & Co. Incorporated.

About the Funds' Subadvisers

LaSalle Investment Management (Securities) L.P., with offices in Baltimore and Hong Kong, and LaSalle Investment Management (Securities) B.V., located in Amsterdam (collectively, "LaSalle Securities"), provide subadvisory services to the Funds. LaSalle Securities is a leading real estate securities investment manager for pension funds, as well as institutional and retail investors around the globe. With more than 21 years combined investment experience, LaSalle Securities had approximately $9.4 billion of assets under management in listed real estate securities at December 31, 2007, including US, European, international, and global mandates. LaSalle Securities is part of LaSalle Investment Management and, as such, benefits from the resources of both LaSalle Investment Management and its parent company, Jones Lang LaSalle Incorporated, a NYSE-listed real estate services company.

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